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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15
     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  333-88102
                                                                      ---------

                                AIRBORNE, INC.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                              3101 Western Avenue
                                 P.O. Box 662
                        Seattle, Washington 98111-0662
                                (206) 830-4600
-------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     SEE TABLE OF ADDITIONAL REGISTRANTS
-------------------------------------------------------------------------------

                    5.75% Convertible Senior Notes due 2007
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
-------------------------------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]          Rule 12h-3(b)(1)(i)   [X]
            Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(ii)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
                                               Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: 25


                               ----------------

                        TABLE OF ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS   STATE OR OTHER JURISDICTION      I.R.S. EMPLOYER      ADDRESS, INCLUDING ZIP CODE, AND
  SPECIFIED IN ITS CHARTER        OF INCORPORATION OR       IDENTIFICATION NUMBER   TELEPHONE NUMBER, INCLUDING AREA
                                      ORGANIZATION                                   CODE, OF REGISTRANT'S PRINCIPAL
                                                                                            EXECUTIVE OFFICES

   Airborne Express, Inc.               Delaware                  91-0837469        3101 Western Avenue, P.O. Box 662
                                                                                        Seattle, Washington 98111
                                                                                             (206) 830-4600

       ABX Air, Inc.                    Delaware                  91-1091619                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591

     Sky Courier, Inc.                  Delaware                  91-0894946        21240 Ridge Top Circle, Suite 160
                                                                                        Sterling, Virginia 20166
                                                                                             (703) 433-2800

  Wilmington Air Park LLC               Delaware                  34-1261776        3101 Western Avenue, P.O. Box 662
  (formerly Wilmington Air                                                              Seattle, Washington 98111
        Park, Inc.)                                                                          (206) 830-4600

     Airborne FTZ, Inc.                   Ohio                    34-1375411                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591

    Aviation Fuel, Inc.                   Ohio                    31-1139601        3101 Western Avenue, P.O. Box 662
                                                                                        Seattle, Washington 98111
                                                                                             (206) 830-4600

  Sound Suppression, Inc.                 Ohio                    31-1140852                145 Hunter Drive
                                                                                          Wilmington, Ohio 45177
                                                                                             (937) 382-5591


                                --------------

Pursuant to the requirements of the Securities Exchange Act of 1934 each of the Registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 14, 2003                    AIRBORNE, INC.
      --------------------

                                     By:   /s/ John Fellows
                                           ----------------------
                                           John Fellows
                                           President and Chief Executive Officer


                                           AIRBORNE EXPRESS, INC.

                                     By:   /s/ John Fellows
                                           ----------------------
                                           John Fellows
                                           President and Chief Executive Officer


                                           ABX AIR, INC.

                                     By:   /s/ Joseph C. Hete
                                           ----------------------
                                           Joseph C. Hete
                                           President and Chief Executive Officer


                                           SKY COURIER, INC.

                                     By:   /s/ John Fellows
                                           ----------------------
                                           John Fellows
                                           President and Chief Executive Officer


                                           WILMINGTON AIR PARK LLC

                                     By:   /s/ John Fellows
                                           ----------------------
                                           John Fellows
                                           President and Chief Executive Officer


                                           AIRBORNE FTZ, INC.

                                     By:   /s/ Joseph C. Hete
                                           ----------------------
                                           Joseph C. Hete
                                           President


                                           AVIATION FUEL, INC.

                                     By:   /s/ John Fellows
                                           ----------------------
                                           John Fellows
                                           President


                                           SOUND SUPPRESSION, INC.

                                     By:   /s/ Auriel (Mike) Kuli
                                           ----------------------
                                           Auriel (Mike) Kuli
                                           President



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing this form shall be typed or printed under the signature.